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                                                                  Exhibit No. 16




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 31, 2002


Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 24, 2002 of Riviana Foods Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


ARTHUR ANDERSEN LLP



Copy to:
Mr. E. Wayne Ray, Jr. CFO, Riviana Foods Inc.